VICTORY CAPITAL MANAGEMENT, INC.
                                127 Public Square
                              Cleveland, Ohio 44114


                                         July 20, 2005


To:      The Victory Portfolios
         The Victory Institutional Funds
         3435 Stelzer Road, Suite 1000
         Columbus, Ohio 43219

         We hereby undertake to maintain the expense ratios of certain classes of certain series portfolios of The Victory Portfolios and The Victory Institutional Funds (each a "Fund"), as described in Schedule A attached hereto (the "Operating Expense Limits").

         We acknowledge and affirm that, to the extent that the aggregate expenses incurred by a Fund in any fiscal year, including but not limited to investment advisory fees payable to us (but excluding interest, taxes, brokerage commissions, other expenditures that are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of such Fund's business), exceed the Operating Expense Limits, such excess amount shall be our liability.

         This letter will remain in effect until the respective dates of termination set forth in Schedule A to this letter.

                                   Sincerely,

                                   VICTORY CAPITAL MANAGEMENT INC.

                                   By: /s/ Kathleen A. Dennis
                                      ----------------------------------
                                         Kathleen A. Dennis
                                         Senior Managing Director

                                   SCHEDULE A

                OPERATING EXPENSE LIMITS AS OF MARCH 1, 2005 FOR

                             THE VICTORY PORTFOLIOS

                              Maximum Operating
Name of Fund and Class        Expense Limit       Date of Termination
----------------------        -------------       -------------------
Balanced - Class C            2.00%               February 28, 2014
Balanced - Class R            2.00%               February 28, 2012
Diversified Stock - Class C   1.90%/2.00%         February 28, 2006/February 28, 2014
Focused Growth - Class A      1.65%               February 28, 2006
Focused Growth - Class C      2.35%               February 28, 2006
Focused Growth - Class R      1.90%               February 28, 2006
Fund for Income - Class C     1.70%/1.82%         February 28, 2006/February 28, 2014
Special Value - Class C       2.20%               February 28, 2014
Special Value - Class R       2.00%               February 28, 2012
Value - Class C               2.00%               February 28, 2014

                OPERATING EXPENSE LIMITS AS OF MARCH 30, 2005 FOR

                         THE VICTORY INSTITUTIONAL FUNDS

                                         Maximum Operating
Name of Fund                             Expense Limit       Date of Termination
------------                             -------------       -------------------
Institutional Diversified Stock Fund     0.70%               April 1, 2006